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                                                                     EXHIBIT (e)

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                               RESTATED AGREEMENT
                                       FOR
                       DISTRIBUTION REINVESTMENT PLAN AND
                               CASH PURCHASE PLAN
                        FOR SHAREHOLDERS OF COMMON STOCK
                                       OF
                              THE ZWEIG FUND, INC.
                                       AND
                        THE ZWEIG TOTAL RETURN FUND, INC.


AGREEMENT dated as of September 1, 1997, by and among THE ZWEIG FUND, INC. and THE ZWEIG TOTAL RETURN FUND, INC., each of which is a Maryland corporation (hereinafter singularly or collectively referred to as the "Fund"), State Street Bank & Trust Company (the "Agent" or "Plan Agent"), and shareholders of the Fund (the "Participants") in the Distribution Reinvestment Plan and Cash Purchase Plan (the "Plan") provided hereunder.

         WHEREAS, each Fund wishes to provide the Plan for the benefit of its shareholders; and

         WHEREAS, the Agent wishes to act as agent for the Plan;

         NOW, THEREFORE, the parties agree that the terms and conditions of the Plan shall be as set forth on Exhibit A hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first set forth above.

                                          THE ZWEIG FUND, INC.

                                          By: /s/ Martin E. Zweig
                                             ----------------------------------
                                              President

                                          THE ZWEIG TOTAL RETURN FUND, INC.

                                          By: /s/ Martin E. Zweig
                                             ----------------------------------
                                              President

                                          STATE STREET BANK & TRUST COMPANY

                                          By: /s/ David M. Elwood
                                             ----------------------------------
                                              Vice President and Senior Counsel
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                            THE ZWEIG FUND, INC. AND
                        THE ZWEIG TOTAL RETURN FUND, INC.
             TERMS AND CONDITIONS OF DISTRIBUTION REINVESTMENT PLAN
                             AND CASH PURCHASE PLAN


         1. Each holder of shares (a "Shareholder") of common stock in The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (the "Fund") whose Fund shares are registered in his or her own name will automatically be a participant ("Participant") in the Distribution Reinvestment Plan and Cash Purchase Plan (the "Plan"), unless any such Shareholder specifically elects to receive all distributions in cash paid by check mailed directly to the Shareholder. A Shareholder whose shares are registered in the name of a broker-dealer or other nominee (the "Nominee") will be a Participant if (a) such a service is provided by the Nominee and (b) the Nominee makes such an election on behalf of the Shareholder to participate in the Plan. State Street Bank & Trust Company (the "Agent" or "Plan Agent") will act as agent for Participants and will open an account under the Plan for each Participant in the same name as such Participant's common stock is registered on the books and records of the transfer agent for the common stock.

         2. Whenever the Fund declares a distribution payable in shares of common stock or cash, Participants will receive such distribution in the manner described in paragraph 3 below as determined on the record date for such distribution.

         3. Whenever the market price of the Fund's common stock is equal to or exceeds net asset value per share at the time shares of common stock are valued for the purpose of determining the number of shares equivalent to the distribution, Participants will be issued shares of common stock valued at the greater of (i) net asset value per share or (ii) 95% of the then current market price. Participants will receive any such distribution entirely in shares of common stock, and the Agent shall automatically receive such shares of common stock, including fractions, for all Participants' accounts. If net asset value per share of the common stock at the time of valuation exceeds the market price of the common stock at such time, or if the Fund should declare a distribution payable only in cash, the Agent will, as purchasing agent for the Participants, buy shares of common stock in the open market, on the New York Stock Exchange ( the "Exchange") or elsewhere, for each Participant's account. If, following the commencement of such purchases and before the Plan Agent has completed its purchases the market price exceeds the net asset value of the shares of common stock, the Plan Agent is permitted to cease purchasing shares on the open market and the Fund may issue the remaining shares at a price equal to the greater of
(a) net asset value or (b) 95% of the then current market price. In the case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by the Participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issued the remaining shares.

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If the record date for a distribution precedes the ex-date for such distribution
(which generally occurs in connection with the Fund's final distribution for the calendar year), the determination of whether new Shares will be issued by the Fund or whether the Agent will buy Fund shares in the open market will be made on the basis of the closing market price for the shares of the Fund's common stock on the ex-date for such distribution.

The Agent will apply all cash received as a distribution to purchase shares of common stock on the open market as soon as practicable after the record date of such distribution, but in no event later than 30 days after such date, except where necessary to comply with the applicable provisions of the federal securities law.

         4. For all purposes of the plan: (a) the market price of the Fund's common stock on a particular date shall be the last sale price on the Exchange at the close of the previous trading day or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the Exchange on such date and (b) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

         5. Participants in the Plan may make additional cash payments on a monthly basis of at least $100 but not more than $3000 for investment in the Fund. Such voluntary cash payments received by the Agent will be applied by the Agent to purchase additional Shares on the open market on or about the investment date following the Agent's receipt of the voluntary cash payment. The investment dates will be the fifteenth day of each month (or the closest business day if a weekend or holiday). Such Shares will be purchased on the open market. Participants have an unconditional right to obtain the return of any voluntary cash payments if the Agent receives written notice at least 48 hours prior to such investment date. In the event that any cash payment is received or processed too late to be applied toward a purchase for the current month's investment date, it will be applied to a purchase for the next month's investment date. Participants will not receive interest on voluntary cash payments held by the Agent pending investment.

         6. The open market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares of common stock within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Participant's account.

         7. The Agent will hold shares of common stock acquired pursuant to the Plan in noncertificated form in the Agent's name or that of its Nominee. The Agent will forward to each Participant any proxy solicitation material and will vote any shares of common stock so held for each Participant only in accordance with the proxy returned by any such Participant

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to the Fund. Upon any Participant's written request, the Agent will deliver to her or him, without charge, a certificate or certificates for the full shares of common stock.

         8. The Agent will confirm to each Participant acquisitions made for its account as soon as practicable but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the Fund, no certificates for a fractional share will be issued. However, distributions on fractional shares of common stock will be credited to Participants' accounts.

         9. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Agent for any Participant will be credited to such Participant's account. In the event that the Fund makes available to Participants rights to purchase additional shares of common stock or other securities, then to the extent that such rights are transferable, the Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund for the account of Participants.

         10. The Agent's service fee for investing distributions will be paid by the Fund. Participants will be charged a pro rata share of brokerage commissions on all open market purchases.

         11. Any Participant may terminate such Participant's account under the Plan by notifying the Agent in writing. Such termination will be effective immediately if notice is received by the Agent not less than 10 business days prior to any distribution record date; otherwise, such termination will be effective with respect to any subsequent distribution, no more than five trading days after the distributions paid for such record date have been credited to the Participant's account. The Plan may be terminated by the Fund or the Agent with the Fund's prior written consent, upon notice in writing mailed to each Participant at least 90 days prior to any record date for the payment of any distribution by the Fund. Upon any termination, the Agent will cause to be delivered to each Participant a certificate or certificates for the appropriate number of full shares and a cash adjustment for any fractional share held for each such Participant under the Plan. Anytime the Participant elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all shares and remit the proceeds to it, the Agent is authorized to deduct brokerage commissions for this transaction from the proceeds.

         12. These terms and conditions may be amended or supplemented by the Fund or the Agent with the Fund's and Agent's prior written consent, at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, with respect to any such Participant, prior to the effective date thereof, the Agent receives written notice of the termination of the Participant's account under the Plan. Any such amendment may include an appointment by the Agent in its place and stead of a successor Agent under these terms and conditions, with full power and authority to

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perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of a successor Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Agent, for Participants' accounts, all distributions payable on the shares of common stock held in each Participant's name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

         13. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its or its employees' negligence, bad faith or willful misconduct.

         14. The Participant shall have no right to draw checks or drafts against such Participant's Account or to give instructions to the Plan Agent in respect of any shares or cash held therein except as expressly provided herein.

         15. The Participant agrees to notify the Plan Agent promptly in writing of any change of address. Notices to the Participant may be given by the Agent by letter addressed to the Participant as shown on the records of the Agent.

         16. This Agreement and the account established hereunder for the Participant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the Rules and Regulations of the Securities and Exchange Commission, as they may be changed or amended from time to time.

         17. The Plan Agent may use its affiliates and/or affiliates of the Fund's investment adviser for all trading activity relative to the Plan on behalf of Plan Participants. Such affiliates will receive a commission in connection with such trading transactions.

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